Sentinel Financial Services Company Dealer Agreement

Sentinel Financial Services Company (“Sentinel Financial”) is the principal underwriter and distributor of the shares of common stock of each of the funds in Sentinel Group Funds, Inc. Such Funds are those enumerated in Schedule A hereto which may be amended from time to time by Sentinel Financial by written notice to you. Sentinel Financial invites your participation, under the following terms and conditions, in the distribution of the Funds, described in the prospectus and Statement of Additional
Information, to which reference is hereby made for a full description of the securities.

Reference is also specifically made to Conduct Rule 2830 of the Financial Industry Regulatory Authority, Inc. which is incorporated herein as if set forth in full. It is agreed that all of the requirements of such section, and all other federal and state laws, rules and regulations that are now or may become applicable (collectively, “Applicable Law”) to transactions hereunder, will be fully met.

Sales Commissions and Dealer Concessions:
Sales commissions and dealer concessions, if any, paid in connection with the sale of the Funds are described in Schedule A to this
Agreement, which may be amended from time to time by Sentinel Financial.

Under ordinary circumstances, the retail offering price for the Funds will be computed once each business day, as of 4:00 p.m. A
"business day" is deemed to mean all Mondays, Tuesdays, Wednesdays, Thursdays, and Fridays, excepting days in which the
New York Stock Exchange is closed.

Certain Funds have adopted plans under Investment Company Act Rule 12b-1 (“Distribution Plans” as described in the prospectus).
You may be entitled to receive continuing service fees to the extent described in Schedule A hereto.

Letter of Intent:
Quantity discounts also apply under a Letter of Intent as described in the Funds’ current prospectus.

Right of Accumulation:
Quantity discounts also apply to subsequent purchases which would bring the total to an applicable breakpoint or more as described in the Funds' current prospectus. We must be notified at the time an order is placed that it would qualify for a quantity discount under the Right of Accumulation.

The calculation of the net asset value of each Fund will become immediately effective upon its determination. Orders to purchase shares of the Funds received by dealers prior to 4:00 p.m., Eastern Time, will be confirmed, subject to our acceptance, on the basis of the net asset value determined on that day provided they are received by us prior to the close of our business day. Orders received by dealers after 4:00 p.m. (EST) will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the net asset value of the Fund is determined.

All sales must be made subject to our acceptance and confirmation. We reserve the right to reject any order for any reason. See the prospectus for the minimum dollar amounts for which orders will be accepted.

Exchange Between Funds:
Upon the Funds' receipt of the necessary form, any shareholder may exchange their investment, in whole or in part, from one
Sentinel Fund to another Sentinel Fund of the same class of shares, without the payment of the sales or any other charge as described in the Funds' current prospectus.

Sentinel Financial may terminate this Dealer Agreement, without prior notice, if we determine that you demonstrate a tendency to trade excessively. Please see the Funds' current prospectus for discussion of excessive and short term trading and the imposition of related trading/redemption fees.

Reinstatement Privilege:
A shareholder who has redeemed all or part of his or her shares may reinvest all or part of the redemption proceeds at the then current net asset value without charge in Class A shares of any Fund as described in the Funds' current prospectus.

Payment and Deliveries:
Payment for shares purchased will be due on the settlement date, as set forth on the confirmation, at which time complete registration instructions should be supplied to us.

Redemption of Shares:
Redemption orders must be received by the dealer prior to 4:00 p.m. (EST) on that business day and will be priced at the net asset value computed as of 4:00 p.m. (EST) on such day, less any applicable contingent deferred sales charge and frequent trading/redemption fees, provided that orders so received by a dealer shall have been transmitted to us prior to the close of our business day. Orders received by dealers after each day’s market close will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the Fund’s net asset value will be determined.

It should be noted that any record holder of the Funds may surrender all or any part of their holdings to the Funds and the Funds are required to redeem such shares at a price equal to net asset value, less any applicable contingent deferred sales charge and frequent trading/redemption fees, determined in the manner and on the terms described in the prospectus.

(10/09)

Placement:
If any shares confirmed to you hereunder are repurchased or are tendered for liquidation to the Funds within seven (7) days after such confirmation of your original order, then you shall forthwith repay to the Funds, the full concession allowed to you on such sale and we shall forthwith repay to the Funds, our share of the sales charge thereon. We shall notify you of such repurchase or liquidation within ten (10) days from the day on which the instructions to liquidate are delivered to us or to the Funds. You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the offering price (less your concession) at which such orders were taken, provided, however, that the foregoing does not prevent the purchase of shares by you for your own bona fide investment. In no event shall you withhold placing orders so as to profit yourself, as a result of such withholding, by a change in the net asset value from that used in determining the price to your customer, or otherwise. Neither you nor any other person has been authorized to give any information or to make representations in connection with the sale of shares hereunder other than as contained in the prospectus.

Indemnification:
We hereby agree to indemnify and hold harmless you and each of your affiliates, officers or directors and each person, if any, who controls or has controlled you or any such affiliate within the meaning of the 1933 Act or the 1934 Act, against any losses, expenses
(including reasonable attorneys fees), claims, damages or liabilities to which you or such parties become subject, under the 1933
Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon our breach of this Agreement, or are based upon any material misstatement or omission contained in any registration statement (or any post effective amendment thereof) or in the prospectus or any amendment or supplement to the prospectus for the Funds or in any other materials that we provide to you and that you use in accordance with this Agreement.

You hereby agree to indemnify and hold harmless Sentinel Financial and each of their current and former affiliates, directors, officers and each person, if any, who controls or has controlled Sentinel Financial or any such affiliate within the meaning of the
1933 Act or the 1934 Act, against any losses, expenses (including reasonable attorneys fees), claims, (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which such parties may become subject, under the 1933
Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon your and/or your registered representatives’ breach of this Agreement, any unauthorized use of sales materials, any oral or written misrepresentations not contained in materials supplied by, or communications from us or the Funds, your conduct (including a failure to supervise) that materially contributes to violations of policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds or any unlawful sales practices concerning the
Funds. Within 30 days after receipt by either party of notice of the commencement of any action, such party shall, if a claim in respect thereof is to be made, notify the other party in writing of the commencement thereof; but the omission to so notify shall not relieve the indemnifying party from any liability which it might otherwise have.

Dealer’s Status:
Sales will be confirmed directly by us to dealers. By entering into this Dealer Agreement, Sentinel Financial is acting on its own behalf as principal, and in no sense as agent for Sentinel Groups Funds, Inc. No dealer is in any sense the agent of us or the Funds in the sale or repurchase of shares under this Dealer Agreement.

Shareholder Information
Agreement to Provide Information. To the extent permitted by Applicable Law, you agree to provide Sentinel Financial, the Funds and/or the Fund’s designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all beneficial owners of the Funds (“Shareholders”), and the amount, date, name or other identifier of any investment professional(s) associated with the
Shareholders (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Funds shares (“Shares”) held through an account maintained by you during the period covered by the request.

Period Covered by Request. Unless otherwise directed by the Fund you agree to provide the information specified above for each trading day.

Form and Timing of Response. To the extent permitted by Applicable Law, you agree to transmit the requested information that is on your books and records to Sentinel Financial, the Funds and/or the Funds Designee promptly, but in any event not later than ten business days, after receipt of a request. If the requested information is not on your books and records, you agree to use reasonable efforts to: (i) enter into any agreement required by Rule 22c-2 of the Investment Company Act of 1940 and to promptly request the information from financial intermediaries and to promptly transmit such information once obtained; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Funds promptly; or (iii) if directed by the Funds, block further purchases of Shares from such accountholder. In such instance, you agree to inform the Funds whether you plan to perform
(i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the
NSCC Standardized Data Reporting Format.

Limitations on Use of Information. We agree not to use the information received under this section for marketing or any other similar purpose without your prior written consent.

Agreement to Restrict Trading. You agree to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by Shareholders that have been identified by the Funds as having engaged in transactions of Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholders or the Shareholders. account(s) or other agreed upon information to which the instruction relates.

Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

(10/09)

Confirmation by Intermediary. You will provide written confirmation to Sentinel Financial, the Funds and/or the Funds. designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Definitions. For purposes of this section, “Funds” does not include the Sentinel Government Money Market Fund or any other money market fund.

Privacy Policy:
You and Sentinel Financial agree that all facts or information received by any party related to a shareholder or a shareholder’s account shall remain confidential, unless such facts or information are required to be disclosed by Applicable Law.

Each Party will establish procedures to protect the security and confidentiality of such information. Nonpublic personal financial information shall mean any financial information that identifies an individual personally and is not available to the public. Such information shall include, but is not limited to, nonpublic information regarding income, net worth, information related to shares of the
Funds, credit history, address, etc. Each party agrees to use and disclose nonpublic personal financial information provide by the other party pursuant to this Agreement only to carry out the purposes for which it was disclosed to them and will not use or disclose such nonpublic personal financial information if prohibited by applicable law, including, without limitation, status and regulations enacted.

Each Party will fully cooperate with the other in the event of any exposure of nonpublic personal information of shareholders, including but not limited to any associated internal or external investigations to determine the cause of the exposure, containment of associated risk and, to the extent required by law, making appropriate security breach notifications and/or filings. Orders received by dealers after 4:00 p.m. (EST) will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the net asset value of the Fund is determined. You will establish procedures to protect the security and confidentiality of such information. Nonpublic personal financial information shall mean any financial information that identifies an individual personally and is not available to the public. Such information shall include, but not be limited to, income, net worth, information related to shares of the Funds, credit history, etc. You, your representatives, and Sentinel Financial agree to use and disclose personal financial information only to carry out the purposes for which it was disclosed to them and will not use or disclose personal financial information if prohibited by Applicable Law, including, without limitation, statutes and regulations enacted.

We hereby indicate our interest in the distribution of the Funds, acknowledge receipt of the official prospectus describing these securities, and agree to the terms of your Dealer Agreement.

Firm Name:	Sentinel Financial Services, Inc. One National Life Drive
Firm Address: Signature: Name: Title: Date:	Montpelier VT 05604 By: Name: Title: Date:

Telephone Number: _____________________________ Fax Number: ___________________________________ B/D Number:____________________________________

Member of SIPC: (Check one.) Yes/ No	Member of FDIC: (Check one.) Yes/ No
Please send us (	) Sentinel Funds prospectus(es) and/or (	)sales kits.

To be completed by Sentinel Financial Services Company By:

B/D Number:

Sentinel Funds are distributed by Sentinel Financial Services Company One National Life Drive – Montpelier, Vermont 05604 – 800-223-4332

(10/09)